EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
iCAD, INC.

ARTICLE I

The name of the corporation is iCAD, Inc. (the "Corporation").

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the corporation at that address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The Corporation is authorized to issue 1,000 shares of capital stock in the aggregate.  The capital stock of the Corporation shall consist of a single class, designated "Common Stock," with a par value of $0.001 per share.

ARTICLE V

To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the General Corporation Law of the State of Delaware is hereafter amended to authorize, with or without the approval of the Corporation's stockholders, further reductions in the liability of the Corporation's directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

The Corporation shall have the power to indemnify (and advance expenses to), to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Neither any amendment nor repeal of this Article V, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article V, shall eliminate or reduce the effect of this Article V, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article V, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by statute.  All rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation, but the stockholders may adopt additional bylaws and may amend or repeal any bylaw whether adopted by them or otherwise.

ARTICLE IX

The number of directors that will constitute the whole Board of Directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.  Vacancies created by the resignation of one or more members of the Board of Directors of the Corporation and new directorships created in accordance with the Bylaws of the Corporation, may be filled by the vote of a majority, although less than a quorum, of the directors then in office or by a sole remaining director. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE X

The books of the Corporation may be kept (subject to any statutory provision) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation in the Bylaws of the Corporation.

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